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                        STOCK PURCHASE AND SALE AGREEMENT*

            THIS AGREEMENT (the "Agreement") is made as of this 20th day of December, 1996, by and between Steven Levine, an individual, ("Levine") Fritzie Levine, an individual, Walter Levine as trustee of The Lori Levine Esposito Trust, (the "Lori Trust") and Walter Levine as trustee of The Leslie Levine Oxfeld Trust (the "Leslie Trust") (each a "Seller" and collectively "Sellers"), on the one hand, and Security Systems Holdings, Inc., a Delaware corporation ("Purchaser"), on the other hand. The Lori Levine Esposito Trust and the Leslie Levine Oxfeld Trust are herein referred to as the "Trusts." Levine and Fritzie Levine are sometimes referred to herein collectively as the "Principal Sellers."

                             W I T N E S S E T H:

            WHEREAS, the Sellers collectively own 100% of the issued and outstanding capital shares of Protective Alarms, Inc., a Connecticut corporation, which owns two subsidiaries, Interstate Central Systems, Inc., a Connecticut corporation, d/b/a Central Alert Center, Inc., and Protective Alarms of Canada, Inc., an Ontario corporation (collectively the "Subsidiaries") (the Subsidiaries and Protective Alarms, Inc. are collectively referred to herein as "Protective");

            WHEREAS, Protective is engaged in the burglar and fire alarm business in the tri-state, metropolitan New York area; and

            WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the issued and outstanding shares of Protective.

            NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. Shares to be Sold; Purchase Price and Payment.

      1.1. Shares. Each Seller agrees to sell, assign and deliver to Purchaser, and Purchaser agrees to purchase from each Seller free and clear of all restrictions or encumbrances, the number of shares set forth opposite their respective names which, in the aggregate, constitute all of the issued and outstanding shares of Protective Alarms, Inc.'s capital stock (the "Shares").

            Seller                    Number of Shares      Percent
            ------                    ----------------      -------

      Steven Levine                       50                  50%

      Fritzie Levine                      40                  40%

      Lori Trust                           5                   5%

      Leslie Trust                         5                   5%

      * Restated to reflect the Amendment to Stock Purchase and Sale Agreement dated as of February 28, 1997.

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      1.2. Purchase Price.

            1.2.1. Amount of Purchase Price. The Purchase Price is to be based, in part, upon, (a) Protective's Net Monthly Recurring Revenue (as defined in
Section 1.2.2(a) except that it may include up to 10% recurring revenue which would be Net Monthly Recurring Revenue as defined in Section 1.2.2(a) but for the fact that it is not billed under Customer Contracts); and including no more than $6,500 of recurring revenue for monitoring customers of other alarm dealers ("Wholesale Services") as of the Closing Date ("Existing Revenue") (b) additional Net Monthly Recurring Revenue installed after the Closing Date under certain contracts for such installations which are or will be in effect with national customers, ("1997 National Account Revenue"), (c) additional Net Monthly Recurring Revenue under Customer Contracts associated with work in process existing prior to the Closing Date and installed after the Closing Date ("WIP NMRR") and (d) additional Net Monthly Recurring Revenue as defined in
Section 1.2.2 (b) under Customer Contracts for extended service, which are more fully defined below. The Purchase Price shall be less the amount of (i) the obligation to State Street Bank & Trust Company evidenced by a secured promissory Note (the "State Street Note") and (ii) the obligation to Mortgage Invest Group III, both reflected on the Financial Statements (including all accrued interest, penalties and late-payment fees and all prepayment penalties, if any) outstanding at the Closing Date which equal $1,712,000 as of September 30, 1996.

                  (a) Purchaser shall pay 45 times the Existing Revenue, plus or less, as the case may be, Protective's Working Capital (as defined in Section 1.2.3), all as of the Closing Date. If the Existing Revenue includes any customer accounts acquired by the Company in purchasing accounts from any of Knight Security of Norwalk, CT (with approximately $6,000 of Net Monthly Recurring Revenue), Guardian Systems of Danbury, CT (with approximately $40,000 of Net Monthly Recurring Revenue), Reliant Security of New Haven, CT (with approximately $7,000 of Net Monthly Recurring Revenue) or Nortech Security of Westchester County, NY (with approximately $2,500 of Net Monthly Recurring Revenue), then Purchaser shall not pay 45 times such net recurring revenue, but instead shall pay one-half the difference between the multiple of Net Monthly Recurring Revenue paid by Protective for such customer accounts and 45. If the Existing Revenue includes any other customer accounts acquired from other alarm dealers between September 1, 1996 and the Closing Date, Sellers and Purchaser shall reach separate agreement on the purchase price to be paid for those accounts. Customer accounts acquired from Knight Security, Guardian Systems, Reliant Security or Nortech Security or from other sources between September 1, 1996 and the Closing Date agreed to by Sellers and Purchaser are referred to as "Newly Acquired Accounts".

                  (b) Sellers hereby represent and warrant the following to
      Purchaser: (i) Protective currently has, or will have at Closing, Customer Contracts to provide security systems and services for the primary national accounts referred to on the list attached hereto as Exhibit A ("National Accounts") and (ii) the National Accounts have, or prior to the Closing Date will have, signed contracts for the installation of a total of approximately


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      1,788 additional locations, of which approximately 842 are expected to be scheduled to be installed in the twelve months following the Closing Date ("1997 National Account Locations") with a corresponding additional Net Monthly Recurring Revenue by the end of such twelve month period of approximately $50,000 (which together with Net Monthly Recurring Revenue to be received from additional national accounts which exist today or may be added in the future prior to the Closing (to be identified and agreed to by Sellers and Purchaser and thereupon included in the "National Accounts" are referred to as "1997 National Account Revenue")). Purchaser will pay 36 times the 1997 National Account Revenue installed on or before the date twelve months after the Closing Date, up to a maximum of $80,000 (a maximum additional purchase price of $2,880,000), less losses, if any, incurred in installing the 1997 National Account Locations (installation revenues less cost of materials, direct labor and any applicable sales commissions)."

                  (c) At Closing, Sellers will deliver to Purchaser a schedule of Protective's work in process as of the Closing Date, which schedule shall set forth in reasonable detail, the name, address, the purchase price and/or installation fee, deposit received, work performed the WIP NMRR, and anticipated installation completion date for each account included in the work in process (each a "WIP Account") (but excluding the National Accounts), the Purchase Price will be increased by an amount equal to 45 times the WIP NMRR less losses, if any, incurred by Purchaser in installing the WIP Accounts (installation revenues less cost of materials, direct labor and any applicable sales commissions) and payable as set forth in Section 1.3.

                  (d) At Closing, Sellers will deliver to Purchaser a schedule of Protective's extended service contracts under which Net Monthly Recurring Revenue as defined in Section 1.2.2(b) will be billable when effective which contracts are signed contracts as of the Closing Date and the Purchase Price shall be increased by 45 times the amount of such Net Monthly Recurring Revenue, adjusted and payable as set forth in Section 1.3.

            1.2.2. Net Monthly Recurring Revenue. (a) "Net Monthly Recurring Revenue" means the total recurring regular monthly amounts billed under Customer Contracts to Protective's customers with installed systems as of a given date (billings made other than on a monthly basis shall be adjusted to the equivalent monthly amount) for electrical protection, monitoring, repair service, extended repair service, key-holder service, closed circuit television, access control services, fire and police panel charges and equipment lease rental and charges and fire testing, and related recurring services, less all monthly charges incurred by Protective as of such date (charges billed to Protective other than on a monthly basis shall be adjusted to the equivalent monthly amount) (collectively, "Charges") for signal-circuit ("private") telephone lines used to transmit alarm signals, antenna rental charges for radio frequency alarm systems, third party monitoring, answering services, false alarm charges, city franchise and police panel fees, and charges paid by Protective for receiving alarms applicable to such accounts. Charges for third party monitoring for the accounts listed on Exhibit N shall not be deducted from Net Monthly Recurring Revenue, provided such accounts are reprogrammed to annunciate at Purchaser's central station within 45 days after the Closing Date (at Sellers' expense) and any third party monitoring fees incurred until such reprogramming are paid by Sellers. (b) Net Monthly Recurring Revenue shall also include the total recurring regular monthly amounts, less applicable Charges, billable under written extended service contracts which are Customer Contracts with a term of not less than 3 years, entered into with customers prior to the Closing Date and which become effective within 1 year after the Closing Date. (c) The following shall be excluded from Net Monthly Recurring Revenue as defined in subparts (a) and (b) of this Section 1.2.2: pending cancellations of which Protective received either written notice before the Closing Date or oral notice, provided such has been noted in Protective's records, and which cancellations shall be effective prior to the Adjustment Date. For purposes of this Section, charges shall be determined (i) under contracts in existence on the date as of which determined and (ii) from invoices to pay Charges received by Purchaser or Protective, as the case may be, prior the date as of which determined for the monthly period (or greater period including the monthly period) in which such date occurs.

            1.2.3. Working Capital.

                  (a) The "Working Capital" of Protective shall mean the amount by which "Current Assets" of Protective as of the Closing Date are greater or less than its "Liabilities" as of the Closing Date. Current Assets and Liabilities shall, except as otherwise provided herein, be determined in accordance with generally accepted accounting principles from Protective's books and records consistently applied. Current Assets shall mean the following Assets: cash and cash equivalents, marketable securities, deposits with third parties, accounts receivable (without deduction for any bad debt reserve reflected on Protective's Financial Statements); inventory as agreed by Purchaser and Sellers, determined by physical count, valued at 100% of Protective's cost for new useable inventory, in appropriate quantities, and at the value agreed by Purchaser and Sellers for used but useable inventory; prepaid expenses and prepaid taxes. Liabilities shall mean all liabilities including, but not limited to, Deferred Service Revenue (meaning billing for customer services that are to be performed after the date as of which determined), deposits by customers with Protective, accounts payables, lease obligations, income and other taxes and other accrued liabilities, but shall not include certain leases and installment sale contracts listed on Schedule 1.2.3, or as agreed by Sellers and Purchaser on the Closing Date.

                  (b) For purposes of determining Working Capital, personal property taxes and assessments for the current tax year, utility services and all other expenses incurred by Protective in the ordinary course of the operation of its business (collectively "Expenses") shall be prorated between the parties as of the Closing Date on the basis of actual days elapsed. For amounts which are not able to be precisely calculated on the Closing Date, Sellers shall use their best estimates, which shall be updated on the Adjustment Date. At Closing Sellers will deliver to Purchaser a closing balance sheet as of January 31, 1997 and the Working Capital shall be determined from such balance sheet, except for items readily ascertainable at closing.

      1.3. Payment of Purchase Price. All payments on account of the Purchase Price shall be made to the Sellers in proportion to their share ownership as set forth in Section 1.1.

            1.3.1. Deposit. Purchaser has previously made a good faith deposit payment to Sellers of $100,000 and has made, upon signing this Agreement, an additional deposit of $150,000 for a total deposit on account of the Purchase Price of $250,000 (the "Deposit").

            1.3.2. Payments Based on Existing Revenue. On the Closing Date, Purchaser shall pay to Sellers 90% of the portion of the Purchase Price determined under Section 1.2.1(a) using values of Protective's Net Monthly Recurring Revenue and 100% of the estimated Working Capital certified by Sellers (including the value of inventory as agreed by Purchaser and Sellers in accordance with Section 1.2.3) on the Closing Date, less the amount of the Deposit, by wire transfer of immediately available funds. Payment of the balance of the portion of the Purchase Price determined under Sections 1.2.1(a) (the "Deferred Payment") shall be either: (i) evidenced by a promissory note substantially in the form of Exhibit B attached with interest at 10% (the "Note") and secured by an irrevocable letter of credit in a form satisfactory to Sellers' counsel, or (ii) placed in an interest bearing escrow account with a bank or other institutional escrow holder, pursuant to an escrow agreement in a form satisfactory to Sellers' counsel, and will be due after adjustment in accordance with Sections 1.4.1, 1.4.3 and 1.4.4 below. Purchaser shall notify Sellers at least one month prior to the Closing Date which means of payment for the Deferred Payment will be used. If the adjustments called for under Section
1.4 result in a decrease in the portion of the Purchase Price determined under
Section 1.2.1(a) by an amount which is greater than the Deferred Payment, Sellers shall promptly repay the difference. Any reduction in the portion of the Purchase Price determined under Section 1.2.1(a) shall be retroactive to the Closing Date and shall result in a credit to the Purchaser in the amount of interest earned on the amount of such reduction.

            1.3.3. Payments Based on 1997 National Account Revenue. On the Closing Date, Purchaser shall pay Sellers, on account of the portion of the Purchase Price determined under Section 1.2.1(b), $1,300,000. The balance shall be paid in 4 installments, starting 3 months and 10 days after the Closing Date. The first installment shall be in the amount of $395,000. The second, third and fourth installments (each 3 months after the preceding payment) shall be based upon the actual installations of 1997 National Account Locations and corresponding 1997 National Account Revenue. The second installment shall be $250,000, plus or less 36 times the amount by which National Account Revenue installed by 6 months after the Closing Date is more or less than $25,000. Provided, that if the amount of National Account Revenue installed by such date is less than $20,000, no installment payment shall be due. The third installment shall be $250,000, plus or less 36 times the amount by which National Account Revenue installed by 9 months after the Closing Date is more or less than $47,000. Provided, that if the amount of National Account Revenue installed by such date is less than $42,000, no installment payment shall be due. Provided also, that if the amount of National Account Revenue installed by such date is at least $42,000 but was less than $20,000 on the date 6 months after the Closing Date, an additional $250,000 shall be paid. The final installment shall be 36 times the National Account Revenue (not in excess of $80,000) installed by one year after the Closing Date, less the amount

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of all prior payments. If the payments made prior to that date for payment of the last installment exceed the amount due, Sellers will promptly refund the excess.

            1.3.4. Payment Based on WIP NMRR. Payment for WIP NMRR described in
Section 1.2.1(c) shall be made within 10 business days after the end of each month between the Closing Date and the Adjustment Date as to accounts which have been installed and activated during each of such months.

            1.3.5. Payment Based on Extended Service Contracts. Payment for Net Monthly Recurring Revenue described in Section 1.2.1 (d) for extended service contracts shall be made 50% on the Closing Date (based on the schedule provided by Sellers under Section 1.2.1(d)) and the balance on the date 15 business days after the Extended Service Adjustment Date, adjusted as provided in Section 1.4.2.

            1.3.6. Payment of State Street Note. Prior to Closing, Sellers shall cause Purchaser to have received from the holder of the State Street Note a "payoff letter" or equivalent documentation, pursuant to which such holder shall have agreed to accept from Protective or Purchaser for the account of Protective, at the Closing payment in full of all amounts owed with respect to such State Street Note and to release all collateral and guarantees, if any, for such obligation. At the Closing, Purchaser shall cause Protective to have paid, or Purchaser shall have paid for the benefit of Protective, in full the State Street Note obligations (including all accrued interest, penalties and late-payment fees and all prepayment penalties, if any) and to obtain the releases contemplated by the previous sentence. Purchaser acknowledges that the Shares are pledged as collateral to State Street Bank and payment of the State Street Note is a condition precedent to Purchaser acquiring such Shares.

      1.4. Post-Closing Adjustment of Purchase Price. (a) The actual portion of the Purchase Price determined under Section 1.2.1(a) shall be determined 9 months after the Closing Date (the "Adjustment Date") in accordance with the provisions of this Section 1.4. Purchaser shall initially calculate the amount of the Revenue Adjustment, the Asset Adjustment and the Revenue Guarantee Adjustment, using information as of the Closing Date. Sellers or their designated representatives shall have the right to review originals and make copies of such books and records and other documents or information which are reasonably necessary in order to verify Purchaser's calculations of the Revenue Adjustment, Asset Adjustment, and Revenue Guarantee Adjustment.

            (b) The actual portion of the Purchase Price determined under
Section 1.2.1(d) shall be determined one year after the Closing Date (the "Extended Service Adjustment Date") in accordance with the provisions of this
Section 1.4. Purchaser shall initially calculate the amount of the Extended Service Contract Adjustment. Sellers or their designated representatives shall have the right to review originals and make copies of such books and records and other documents or information which are reasonably necessary in order to verify Purchaser's calculations of the Extended Service Contract Adjustment.

            1.4.1. Revenue Adjustment. The Purchase Price shall be adjusted (the "Revenue Adjustment") upward or downward by $45 (or the applicable lesser multiple of Net Monthly Recurring Revenue paid for Newly Acquired Accounts) for each $1 that Net Monthly Recurring Revenue (as used in Section 1.2.1(a)) from active customers of Protective on the Closing Date was more or less than the amount of Net Monthly Recurring Revenue (as used in Section 1.2.1(a)) certified by Sellers on the Closing Date. A customer shall be considered active on the Closing Date only if either (i) it is not more than 90 days past due as to any invoice from Protective for Net Monthly Recurring Revenue or (ii) it is more than 90 days past due as to any invoice from Protective for Net Monthly Recurring Revenue and at least one payment of Net Monthly Recurring Revenue has been received from such customer between the Closing Date and the Adjustment Date.

            1.4.2. Extended Service Contract Adjustment. The Purchase Price shall be reduced (the "Extended Service Contract Adjustment") by $45 for each $1 that Net Monthly Recurring Revenue (as used in Section 1.2.1(d)) under contracts with customers which are still customers of Protective on the date one year after the Closing Date was less than the amount of Net Monthly Recurring Revenue (as used in Section 1.2.1(d)) certified by Sellers on the Closing Date.

            1.4.3. Asset Adjustment. The Purchase Price shall be adjusted upward or downward, as the case may be, by the amount by which the "Working Capital" (as defined below) of Protective on the Closing Date is greater or less than the amount of Working Capital certified on the Closing Date for purposes of calculating the payment on account to be made on that date (the "Asset Adjustment"). The determination of the Working Capital by Purchaser shall be done on a consistent basis with the determination used by Sellers on the Closing Date except that accounts receivable shall be determined on the Adjustment Date based upon the amounts actually collected between the Closing Date and the Adjustment Date. The agreed-upon amounts determined by the parties as of the Closing Date for inventory shall not be subject to adjustment pursuant to this
Section 1.4.3 or otherwise after the Closing Date. Payments received from customers after the Closing shall be applied to the oldest outstanding invoice unless different instructions are received in writing from the customer.

            1.4.4. Revenue Guarantee Adjustment. The portion of the Purchase Price determined under Sections 1.2.1(a) shall be reduced by $45 (or the applicable lesser multiple of Net Monthly Recurring Revenue paid for Newly Acquired Accounts) times the amount by which Net Monthly Recurring Revenue (as used in Section 1.2.1(a)) from customers purchased from Protective as of the date 8 months after the Closing Date is less than 92% of the Net Monthly Recurring Revenue (as used in Section 1.2.1(a)) from customers as of the Closing Date, as finally determined under Section 1.4.1. Customers which terminate service between the Closing Date and the date 8 months after the Closing Date due to (i) a move out of the monitored location and which are replaced as customers by the new occupant of such location prior to the end of the 8 month period; (ii) price increases instituted by Purchaser; or (iii) unacceptable service by Protective or Purchaser under normal industry standards (which shall include service interruptions due to relocation of central station facilities) shall not be counted as reductions in Net Monthly Recurring Revenue for purposes of this Section 1.4.4. Purchaser shall not cancel or

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terminate service with any customer for non-payment unless (a) the customer is more than 120 days past due in the payment of Net Monthly Recurring Revenue, (b) Levine, so long as he is still employed as the President of Protective (or comparable position with respect to the customer accounts of Protective if Protective should be merged with Purchaser or any affiliate of Purchaser after the Closing Date), shall have oversight over collections and cancellations of Protective's customers and (c) Purchaser has given Levine not less than 3 business day's prior notice of Purchaser's or Protective's decision to terminate the customer and has given Levine an opportunity to save the customer by having the customer cure the delinquency. No such notice to Levine shall be required as long as Levine is employed as the President of Protective (or comparable position with respect to the customer accounts of Protective if Protective should be merged with Purchaser or any affiliate of Purchaser after the Closing
Date). Such efforts by Levine shall not include paying or offering to pay any portion of the customer's bill, or making any concession or offering any credit to the customer that is not reasonable and reasonably acceptable to Purchaser. Customers who are terminated for non-payment and are resigned or reinstated by Purchaser or Protective within the 8 month period following the Closing Date shall not be counted as reductions in Net Monthly Recurring Revenue for purposes of this Section 1.4.4. The Revenue Guaranty Adjustment under this Section 1.4.4 shall terminate and be of no further force or effect if Purchaser shall fail to make any payment due under Section 1.3.3 or 1.3.4 when due and shall not cure such failure within 5 days after receiving written notice from Sellers of such failure and in such an event Seller shall immediately have the right to draw an amount under the letter of credit, or withdraw any amount from escrow, as the case may be, equal to the amount which Purchaser failed to pay, as set forth in the Letter of Credit or escrow agreement as the case may be.

            1.4.5. Adjustment Procedure.

                  (a) Within 15 business days after the Adjustment Date (the "Initial Claim Date") Purchaser shall provide Sellers with written notice of the amount of each claim for adjustment under this Section 1.4 (the "Claim Notice") and evidence in reasonable detail specifically supporting each claim for which adjustment is sought. In addition, Purchaser shall pay to Sellers or authorize the escrow holder to pay to Sellers, as the case may be, that portion of the Deferred Payment for which Purchaser does not claim an adjustment, subject to the provisions of Section 9.1.2. Sellers shall have up to 30 business days after the Claim Notice is sent (the "Final Claim Date") to provide written notice to Purchaser of any claims, and evidence in reasonable detail specifically supporting each claim for which adjustment is sought, and to provide Purchaser notice of any dispute of Purchaser's claims. In making a claim, Purchaser or Sellers, as the case may be, shall be referred to as a "Claiming Party." If the Claiming Party fails, by the applicable Claim Date, to provide such notice and evidence with respect to any claim, such claim shall be deemed waived by the "Claiming Party."

                  (b) Purchaser and Sellers shall use their best efforts and good faith to settle any disputes regarding post-closing adjustments to the Purchase Price as expeditiously as possible. Upon resolution of all such disputes, Purchaser shall promptly pay Sellers the balance of the Purchase Price, adjusted in accordance with this Section

      1.4. If the adjustments called for in this Section 1.4 reduce the Purchase Price below the amount paid to Sellers on or prior to the Closing Date, the difference shall promptly be repaid to Purchaser by Sellers.

                  (c) If Sellers contest Purchaser's calculation of the final Purchase Price and it cannot be resolved pursuant to sub-section (b) above, the matter shall be referred to the Certified Public Accountants of Sellers and Purchaser, who shall jointly review Purchaser's calculations and determine the correct amounts of the final Purchase Price, which determination shall be final and binding on the parties. If the accountants can not so agree, they shall appoint a third Certified Public Accountant to make such determination, which determination shall be final and binding on the parties. Such determination shall be delivered to the parties within sixty (60) days from the date of Sellers' notice of objection.

2. Closing Date. The closing of the purchase and sale of the Shares provided for in this Agreement shall take place at the Purchaser's offices in Greenwich, CT, on April 4, 1997, but not later than April 30, 1997, at 10:00 a.m., local time, or at such other date, time and place as the parties shall mutually agree (the "Closing Date").

3. Individual Representations of Sellers.

              In order to induce Purchaser to consummate the transactions contemplated herein each Seller, in his, her or its individual capacity and not on behalf of any other Shareholder, severally represents and warrants to Purchaser (except as set forth on Schedule 4 attached hereto, identified by applicable Section number or in any other schedule attached hereto which Schedules may be updated at Closing) that as of the Execution Date and the Closing Date.

      3.1. Ownership of Stock.

            Such Seller as of the Closing Date will be the owner, beneficially and of record, of, and have good title to, all shares of the Stock to be transferred by such Seller hereunder, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges or restrictions. The shares of Protective's Stock are, or on the Closing Date will be, owned by the persons and in the amounts indicated in Section 1.1.

      3.2. Capacity and Authority, No Violations; Consents

            3.2.1. Such Seller has the requisite trust or individual (as the case may be) power, legal capacity and authority and the right to execute and deliver this Agreement and to carry out the terms and conditions applicable to such Seller under this Agreement, including, but not limited to, the trust or individual (as the case may be) power, legal capacity, legal authority and right to sell, convey and transfer to Purchaser at the Closing the Shares to be sold to Purchaser by such Seller. Upon consummation of the Closing, Purchaser will acquire from such Seller legal and beneficial ownership of, good and marketable title to, and all rights to vote the Shares to be sold to Purchaser by such Seller, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges or restrictions.

            3.2.2. The execution, delivery and performance of this Agreement by such Seller have been duly authorized by all requisite action on the part of such Seller, and this Agreement has been duly executed and delivered by such Seller.

            3.2.3. This Agreement constitutes, and each other agreement and instrument to be executed and delivered pursuant to the terms of this Agreement (collectively, the "Transaction Documents") by any Seller will constitute, the legal, valid and binding obligation of such Seller enforceable in accordance with such Transaction Document's terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general equitable principles.

            3.2.4. The execution and delivery of this Agreement and the other Transaction Documents by such Seller, and such Seller's consummation of the transactions contemplated hereby and thereby and the performance of such Seller's obligations hereunder and thereunder, will not (a) conflict with or result in the violation of any material applicable law or rule or regulation affecting such Seller or the Shares owned by such Seller; (b) conflict with or result in the violation of any judgment, order, decree or award of any court, arbitrator, mediator or governmental agency or instrumentality to which such Seller is a party or by which such Seller or the Shares owned by such Seller is bound or affected; or (c) conflict with, result in the violation or termination of, or accelerate the performance required by, any contract, indenture, instrument or other agreement to which such Seller is a party or by which such Seller or the Shares owned by such Seller may be bound or affected.

            3.2.5. No consent, approval, authorization or other action by, or filing or registration with, any federal, state or local governmental authority, or any other person or entity, is required in connection with the execution and delivery by such Seller of this Agreement and the other Transaction Documents, the consummation by such Seller of the transactions contemplated hereby and thereby or the performance of such Seller's obligations hereunder and thereunder, except for (ii) filings required by the FCC related to Company's radio licenses and arising out of the change of control of the Company and (iv) such other consents and approvals as may be set forth on Schedule 4.

      3.3. Litigation. Such Seller is not a party to, or, to the best of the knowledge of such Seller threatened with, any litigation, governmental or other proceeding, investigation or other controversy which might affect the validity or consummation of this Agreement.

      3.4. Disclosure. Except as may be required by law, regulation, rule, court order or decree, such Seller has not and will not at any time disclose to any third party the material terms upon which Purchaser has agreed to purchase the Shares hereunder. Such Seller acknowledges that Purchaser is in the business of acquiring companies or assets used in businesses similar to Protective and that any such disclosure could have a material adverse impact on Purchaser. Purchaser understands and agrees that Seller will be excused from performing this covenant after the Closing in the event Purchaser defaults under the terms of this Agreement so as to give rise to such Seller legal excuse from performing hereunder.

4. Representations and Warranties of Levine. In order to induce Purchaser to consummate the transactions contemplated herein, Levine represents and warrants the following to Purchaser (except as set forth on Schedule 4 attached hereto, identified by applicable Section number or in any other schedule attached hereto which Schedules may be updated at Closing).

      4.1. Incorporation, Powers and Qualification. Protective Alarms, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and is duly qualified to do business in the States of New York and New Jersey and is duly qualified to do business as a foreign corporation in each state in which the nature of such corporation's business or the character or location of such corporation's assets requires such qualification, except where the failure to be so qualified has not had and would not be reasonably expected to have a material adverse effect on its business. Protective has all requisite corporate power to own its assets and to carry on its business as now being conducted. Protective has no subsidiaries other than the Subsidiaries. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the state or province of its incorporation, and is duly qualified to do business as a foreign corporation in each state in which the nature of such corporation's business or the character or location of such corporation's assets requires such qualification, except where the failure to be so qualified has not had and would not be reasonably expected to have a material adverse effect on its business.

      4.2. Financial Information.

                  (a) Exhibit C contains financial statements with balance sheets and statements of results of operations for Protective for the periods ending September 30, 1995, and September 30, 1996 (the "Financial Statements"). The Financial Statements present fairly the financial position of Protective and the results of its operations as at the dates thereof and for the periods covered thereby in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis. The Financial Statements attached to this Agreement are the auditor's drafts.

                  (b) Protective did not have liabilities or obligations of any nature, fixed or contingent, matured or unmatured, which were not reflected or adequately reserved against in the Financial Statements or discussed in the notes thereto, other than liabilities and obligations not required to be included in the Financial Statements in accordance with GAAP. The Deferred Service Revenue has been accounted for on Protective's books without discounts for prompt payment which may be granted to customers.

      4.3. Absence of Changes. Since the date of the 1996 Financial Statement the business of Protective has been operated only in the ordinary course and there has not been:

                  (a) any material adverse change in Protective's condition, financial or otherwise, or its assets, liabilities, earnings, book value, business or prospects;

                  (b) any sale, transfer or other disposition of any asset of Protective to any party except for payments of third party obligations incurred in the ordinary course of business in accordance with Protective's regular payment practices, sales of inventory at normal prices, dispositions of surplus or used equipment or other dispositions in the ordinary course of business;

                  (c) any termination or waiver of any rights of material value to the business of Protective;

                  (d) any increase in the compensation of employees, officers or directors of Protective or any increase in any compensation payable to any consultant or agent of Protective, other than salary or wage raises in the ordinary course of business;

                  (e) any expenditure or commitment in excess of $50,000 for additions to or replacements of Protective's property, plant or equipment;

                  (f) any change in the accounting methods or practices followed by Protective;

                  (g) any declaration, payment or setting aside for any dividend or other distribution to shareholders; or

                  (h) any increase in liabilities except those incurred in the ordinary course of business.

      4.4. Tax Matters. All federal, state, local and foreign tax returns and tax reports, if any, including but not limited to all sales, use, income and withholding tax returns for states in which Protective has or monitors customers, required to be filed at any time prior to the date of this Agreement with respect to the business and assets of Protective have been filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, all of the foregoing are, to Levine's best knowledge, true, correct and complete, and all amounts shown as owing thereon have been paid.

      4.5. Ownership of Property.

                  (a) Protective has good and marketable title to its assets free and clear of all mortgages, liens, pledges, restrictions, charges or encumbrances of any nature whatsoever except for the security interest in favor of the State Street Bank.

                  (b) Protective owns no real estate.

                  (c) All of Protective's accounts receivable included in the Working Capital are validly created obligations of each of the obligors who incurred the same in bona fide transactions in the ordinary course of Protective's business.

                  (d) Protective owns (but has not registered) all copyrights, trademarks, tradenames, service marks, service names, licenses and rights therein which are reasonably necessary for the conduct of its business in the manner in which it has been or is being conducted. Levine has no knowledge of any infringement or unauthorized use by Protective of any copyright, patent, trademark, tradename, service mark, service name, license or rights therein belonging to any third party. Levine has no knowledge of any infringement or unauthorized use by any third party of any copyright, patent, trademark, tradename, service mark, service name, license or right therein belonging to Protective. All such marks and names are listed on Schedule 4.

      4.6. Litigation. Protective is not a party to, or, to the best of the knowledge of Levine threatened with, any litigation, governmental or other proceeding, investigation, strike or other labor disputes or other controversy.

      4.7. Brokers' and Finders' Fees. No agent, broker, person or firm acting on behalf of Protective or Sellers is or will be entitled to any commission or broker's or finder's fee from Purchaser in connection with the transaction contemplated herein.

      4.8. Labor Disputes. There is not pending, or to the best of Levine's knowledge, threatened, any labor dispute, strike or work stoppage which affects or which may affect the business of Protective or which may disrupt its operations.

      4.9. Copies of Documents. Levine has made available (or shall make available upon request or shall cause Protective to make available upon request) for inspection and copying by Purchaser true and correct copies of all documents referred to in this Section 4. All such documents and written material furnished to Purchaser as part of its due diligence investigation of Protective is an original or is a true and complete copy of the original of the document of which it purports to be a copy and, to the best of Levine's knowledge, the information contained therein is true, correct and complete in all material respects.

      4.10. Alarm Systems.

            (a) All of the alarm systems designed, installed, repaired, partially installed, or installed by Protective prior to the Closing Date, and each supervisory alarm panel owned or operated by Protective as of the Closing Date, has been, and will, as of the Closing Date, (where applicable) be in good working order and condition, ordinary wear and tear, routine service needs, subscriber negligence or mis-use and subscriber non-use excepted, and (where applicable) will have been installed and serviced in accordance with good and workmanlike practices prevailing in the security alarm industry in the locality where the installation is located at the time of installation or service, and with respect to those alarm systems and panels where applicable, substantially in accordance with the specifications or standards of the Insurance Services Office, Underwriters Laboratories, Factory Mutual Insurance Company, local authorities which are applicable to the system and, to the best of Levine's knowledge, in substantial compliance with applicable local telephone operating requirements. Substantially all alarm systems installed or partially installed prior to the Closing Date will conform in all material respects to the contracts pursuant to which they were installed and no installation, repair or partial installation will have been made by Protective which was in material violation of any material applicable law, code or regulation when, repaired or installed.

            (b) Levine does not know of any plans for changes to area codes in areas in which Protective monitors customers.

      4.11. Work in Process

            All work in process in connection with the installation of alarm systems for new customers has been sold, and through the Closing Date, will be sold in a commercially reasonable manner and priced in accordance with Purchaser's standard pricing policies and sales practices now in effect.

      4.12. Agreements.

                  (a) Protective is not in material default under any contract used in the operation of its business and, to Levine's knowledge, no other party to any such contract is in material default thereunder other than payment defaults by customers.

                  (b) Protective is not a party to any partnership or joint venture and is not a guarantor of or otherwise liable for the obligations of any third party.

                  (c) Schedule 4 describes, and Levine has delivered to Purchaser complete and correct copies of all currently effective contracts to which Protective is a party or by which Protective or any of its properties or assets is bound or affected which (i) involve the payment or receipt by Protective of more than $10,000 (other than customer contracts); (ii) are financing documents, loan agreements or promissory notes, (iii) are distributorship or other agreements relating to the marketing of products, (iv) are stockholder or registration rights agreements, (v) are leases of real property, or (vi) are employment, consulting or non-compete agreements.

      4.13. Locations; Acquisitions.

                  (a) Protective maintains offices or other locations at the addresses listed on Schedule 4 and has maintained no other offices or other locations in the past 5 years.

                  (b) Protective has, during the past 5 years, acquired the capital stock of, or assets from, the persons or entities listed on
      Schedule 4 showing as to each: name, address, date of acquisition and assets or stock purchased. Protective has the benefit of the agreements not to compete listed on Schedule 4, showing as to each: name of party, name of business with which affiliated and nature and expiration date(s) of non-compete obligations.

                  (c) All contracts or letters of intent or memoranda or term sheets, whether binding or not, for prospective acquisitions are listed on
      Schedule 4 and identify the seller, Net Monthly Recurring Revenue, location and payment terms for each.

      4.14. Compliance; Hazardous Substances.

                  (a) Protective is in substantial compliance with, and has operated its business in substantial compliance with, all federal and state laws (including alarm company licensing or permit laws), ordinances, regulations and orders, the failure of which would have a material adverse effect on Protective's business. Protective is in substantial compliance with all employment and employee benefit laws the failure of which would have a material adverse effect on Protective's business. Protective is licensed under applicable alarm company licensing laws in all states in which the business it conducts or into which the goods or services it provides requires such licensing, except as listed on Schedule 4. There are less than 350 accounts with locations outside of Connecticut, New York or New Jersey. Attached as Exhibit D are copies of all material licenses or permits held by Protective and none of such licenses or permits will be terminated or affected by, nor will any fees be payable as a result of, the execution or consummation of this Agreement.

                  (b) Other than the routine storage and use of petroleum products in its vehicles, and natural gas products for its heating systems, and in its central station's back-up generators, neither Protective nor any third party has engaged in the generation, use, manufacture, treatment, transportation, storage or disposal of any Hazardous Substance (as defined below) on or from any site owned or occupied (now or previously) by Protective and neither Protective, nor any third party nor any Seller has received, nor is Protective or any Seller aware of any basis for, any notice of violation of any Applicable Environmental Laws (as defined below) with respect to any site owned or operated, now or previously, by Protective.

                  (c) "Hazardous Substance" means any substance, chemical or waste that is listed as hazardous, toxic or dangerous under any Applicable Environmental Law.

                  (d) "Applicable Environmental Law" means any federal, state or local law, regulation or ordinance which prohibits, regulates or limits the use of hazardous, toxic, dangerous materials, pollution of air or water or the destruction of natural resources.

                  (e) There is an abandoned oil storage tank on the premises occupied and controlled by Protective, which storage tank was not placed on the premises by Protective and which is, to Levine's best knowledge, empty.

      4.15. Shares. Sellers are the record and beneficial holders of 100% of Protective's issued and outstanding capital stock and no person other than Sellers has any community property or other right to obtain any shares of Protective's capital stock, any payment with respect to any such stock or otherwise with respect to the sale of Shares contemplated herein. Protective has authorized 5,000 shares of common, no par value stock, of which 100 are issued and outstanding, none are held in Protective's treasury. All issued and outstanding shares are fully-paid and non-assessable. There are no options, warrants, scrip, preemptive or other rights to subscribe to or calls or other commitments of any nature relating to Protective's securities. There are no agreements, arrangements or understandings pursuant to which any limitation is imposed on the voting or dividend rights of any shares of Protective's capital stock.

      4.16. Customer Lists; National Accounts.

                  (a) The document identified as Exhibit E dated the date of this Agreement which was prepared by Protective and Levine and initialed by Levine and Purchaser (for identification only) is a true and correct list of all Protective's customers as of December 19, 1996, all of which are being billed for services rendered by Protective. Exhibit E shows as to each customer: name, recurring rate and billing frequency. Protective's Net Monthly Recurring Revenue (as used in Section 1.2.2(a)) (which for purposes of this Section 4.16 shall include recurring revenue which would be Net Monthly Recurring Revenue as defined in Section 1.2.2(a) but for the fact that it is not billed under Customer Contracts) , as shown thereon, is not less than $325,000 and no less than 90% of the Net Monthly Recurring Revenue shown thereon is billed under Customer Contracts. Exhibit E shall identify customers from whom Protective is receiving Net Monthly Recurring Revenue for (i) key holder services, (ii) Wholesale Services and (iii) extended repair services and shall summarize the amount of Net Monthly Recurring Revenue billable to each category. There has not been an increase in customer rates since April, 1996 other than increases to reflect changes in services or equipment or increases imposed as a result of a contract renewal or extension or mandated by contract. Exhibit E shall be attached to this Agreement upon the earlier of the Closing or satisfaction or waiver of every condition precedent to the obligations of Sellers contained in Section 7.2. Until such time, Exhibit E shall be held in escrow by Mitchell, Silberberg & Knupp, LLP pursuant to the Escrow Agreement attached hereto as Exhibit F. Newly Acquired Accounts shall be listed separately or otherwise identified to facilitate proper calculation and adjustment of the portion of the Purchase Price determined under
      Section 1.2.1(a).

                  (b) "Customer Contracts" mean written contracts calling for recurring payments for alarm system leasing, monitoring or maintenance or other services, to the best knowledge of Levine duly executed by at least one of the occupants or owners of the premises, and having either (i) an original term of at least 3 years and month to month renewal or (ii) an original and renewal terms of at least one year, and which will not terminate, give rise to a right to terminate or otherwise be adversely affected by the sale of stock contemplated by this Agreement. Copies of the contract forms in use with Protective's customer are attached hereto as Exhibit G. No more than 5% of all Customer Contracts in effect with Protective's customers have month to month renewals.

                  (c) Each of the contracts with the National Accounts in existence or which will be in existence on the Closing Date is due to expire no sooner than December 31, 1999 except for Sports Authority, which is due to expire on or about November 3, 1998.

                  (d) Exhibit O attached is a list of the dealers providing third party monitoring to Protective's customers and the monthly charges therefor.

      4.17. Customer Claims; Insurance. Protective maintains in effect insurance covering its assets and business, and maintains in effect general liability (including errors & omissions) and automobile liability insurance in amounts customarily carried by persons or organizations conducting similar businesses. There have been no unresolved material customer claims against Protective during the past 5 years not scheduled herein, nor to Levine's best knowledge are any pending. Levine is not aware of any circumstances or events which could give rise to a customer claim which has not yet been asserted which would have a material adverse effect on Protective's assets or the Shares.

      4.18. Absence of Preferential Agreements. Neither Protective nor any Sellers has entered into or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of Protective's assets, properties, services or rights, including inventories, or requiring the consent of any party to the transfer and assignment of any of such assets, properties, services or rights.

      4.19. Personnel. Exhibit H attached comprises a complete and correct list of Protective's employees. Protective has furnished Purchaser with complete and correct copies of, (i) all employment, deferred compensation, bonus or commission agreements, plans or programs respecting or affecting any directors, officers or employees of Protective; (ii) the names and current salaries or hourly rates of all directors, officers and employees of Protective and (iii) the date and amount of the last increase in compensation for each such person.

      4.20. Product Warranties. Except as set forth in Protective's standard forms of contract and sales literature, copies of which have been delivered to Purchaser, Protective has not made any warranties or guaranties relating to any product it has sold, leased or installed other than those implied by law.

      4.21. Employee Plans.

                  (a) Protective neither maintains, sponsors nor contributes to any program or arrangement that is an "employee pension benefit plan," an "Employee welfare benefit plan," or a "multiemployer plan" as such terms are defined in Section 3(2), 3(1) and 3(37), respectively, of the Employee Retirement Income Security Act of 1974, as amended or any other incentive or benefit arrangement not listed on Exhibit H.

                  (b) Protective has never completely or partially withdrawn from a "multiemployer plan".

      4.22. Minutes; Stock Records. Levine has delivered to Purchaser for review the originals or complete and correct copies of the minute books and stock records of Protective. Such items contain a complete and correct record of all proceedings and actions taken at all meetings of, and all actions taken by written consent by, the holders of capital stock of Protective and its boards of directors, and all original issuances, subsequent transfers and any repurchases of capital stock of Protective.

      4.23. Material Misstatement or Omissions. No representation or warranty by Sellers contained in this Agreement or the Exhibits to this Agreement and no document or certificate furnished or to be furnished to Purchaser by Sellers in connection herewith or with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact necessary to make any statement of fact contained therein not misleading.

5. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants the following to Seller:

      5.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power to carry on its business as it is now conducted and is entitled to own, lease or operate the properties and assets it now owns, leases or operates.

      5.2. Authority. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder have been approved by all necessary corporate action and no further proceedings on the part of Purchaser will be necessary to effect or approve the transactions contemplated by this Agreement. This Agreement and the other Transaction Documents have been duly executed and delivered by Purchaser. This Agreement constitutes, and each other agreement or instrument to be executed and delivered by Purchaser pursuant to the terms of this Agreement will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general equitable principles.

      5.3. No Conflict. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions covered hereby, nor the fulfillment of the terms hereof, nor compliance with the terms and provisions hereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement or instrument, including any judgment, order, decree, or award of any court, arbitrator, mediator, or governmental agency to which Purchaser is a party or by which it is bound.

      5.4. Effect of Agreement. The execution of this Agreement does not, and the consummation of this Agreement will not, violate any law, statute, regulation, injunction, order or decree of any governmental agency or authority or court, or conflict with or result in a material breach of or constitute a material default under any of the terms and provisions of any commitment, contract, instrument or obligation including any judgment, order, decree, or award of any court, arbitrator, mediator, or governmental agency to which Purchaser is a party or by which Purchaser or any of its properties may be bound.

      5.5. Litigation. Purchaser is not a party to, or, to the best of the knowledge of Purchaser, threatened with, any litigation, governmental or other proceeding, investigation, strike or other labor disputes or other controversy which might affect the validity or consummation of this Agreement or Purchaser's ability to perform its obligations hereunder or under any Transaction Document.

      5.6. Brokers' and Finders' Fees. No agent, broker, person or firm acting on behalf of Purchaser is or will be entitled to any commission or broker's or finder's fee from Sellers in connection with any of the transactions contemplated herein.

      5.7. Investment Intent. Purchaser is purchasing the Shares for its own investment and not with a view to sale or distribution of the Shares to other persons.

      5.8. Hart Scott Rodino Act. No filing with the Federal Trade Commission by Sellers or Purchaser is required under the Hart Scott Rodino Anti-Trust Improvement Act of 1976.

      5.9. Material Misstatements or Omissions. No representation or warranty by Purchaser contained in this Agreement or in any document, statement or certificate furnished or to be furnished to Sellers in connection with the transactions contemplated hereby, contain an untrue statement of material fact or omits to state a material fact necessary to make the statement of fact contained therein not misleading.

6. Conduct Prior to Closing.

      6.1. No Material Changes. From the date of this Agreement to the Closing, the business of Protective will be operated only in the ordinary course (other than as necessitated or permitted by this Agreement), and, in particular, Sellers shall not permit Protective, without the prior written consent of Purchaser, to:

            6.1.1. be in material default under any material contract, agreement, commitment or undertaking of any kind;

            6.1.2. violate or fail to comply in any material respect with all material laws applicable to it or its properties or business;

            6.1.3. sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of (other than in the ordinary course of business), any of its assets, properties, services or rights, including inventories, or cancel or otherwise terminate, or agree to cancel or otherwise terminate, any debts or claims (other than ordinary course credits or adjustments to accounts receivable), except the foregoing shall not prohibit the disposition to Sellers of accounts of terminated customers which have been turned over to collection, the stock of Security Network of

America owned by Protective Alarms, Inc., a one year term life insurance policy on the life of Levine in the face amount of $3,000,000 and the distribution to Levine described in Schedule 4;

            6.1.4. make or permit any amendment or termination of any material contract, agreement or license to which it is a party or by which it or any of its assets or properties are subject;

            6.1.5. increase or agree to increase the rate of compensation payable or to become payable to any of its shareholders, officers, directors, consultants or employees, or adopt any new, or make any increase in any employee benefit plan, payment or arrangement made to, for or with any of such employees (other than routine scheduled increases to employees in the ordinary course of Protective's business);

            6.1.6. make any expenditure, commitment or accrual for the purchase, acquisition, construction or improvement of a capital asset, which in any event, equals or exceeds individually or in the aggregate $25,000;

            6.1.7. make any change in the relationship or course of dealing between Protective and its major suppliers or customers which could have a material and adverse effect on the business of Protective;

            6.1.8. increase or decrease any customer rates other than increases or decreases related to (a) adjustments in the ordinary course of business or
(b) changes in service or equipment;

            6.1.9. fail to maintain and repair any tangible assets (other than equipment located at customer locations) included in its assets in accordance with good standards of maintenance and as required in any leases or other agreements pertaining thereto;

            6.1.10. fail to provide repair service for alarm systems in accordance with Protective's standard repair service policies and procedures;

            6.1.11. merge, consolidate or agree to merge or consolidate with or into any other corporation or entity; or

            6.1.12. amend its certificate of incorporation or issue or authorize for issuance any shares of the capital stock of Protective or any warrants, options or rights therefor.

      6.2. Insurance. Protective shall maintain or cause to be maintained, in full force and effect, through the Closing Date, all of its insurance policies unless replaced by substantially comparable insurance coverage. Protective shall promptly advise Purchaser of any fire, accident or other casualty occurring on or before the Closing Date which individually or in the aggregate affects the value of the Assets in excess of $25,000.

      6.3. Access to Properties. Purchaser, by authorized representatives designated by Purchaser, shall, through the Closing Date, have the right to examine the properties, books and accounts of Protective's business at times and places reasonably acceptable to Levine. Purchaser agrees to keep confidential all information regarding the Assets that is obtained through such examination in accordance with the terms of the confidentiality provisions set forth in
Section 6.4 herein. Purchaser agrees to conduct such examination in a manner so as not to disclose this transaction to Protective's employees (other than employee specifically identified to Purchaser by Levine) and in a manner that will not disrupt Protective's business.

      6.4. Confidentiality. All information furnished by any Seller or Protective to Purchaser pursuant to this Agreement shall be treated as the property of such Seller or Protective and shall be kept confidential by Purchaser until the Closing Date. In the event the Closing shall not occur, Purchaser shall return to Sellers or Protective all documents and other materials containing, reflecting or referring to such information, retain no copies, summaries, compilations or notes regarding such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. Purchaser's obligation to keep such information confidential and not to use such information shall continue for a period of 5 years from the date the transactions contemplated by this Agreement are abandoned and shall extend to the directors, officers, employees and agents of Purchaser and Parent. Purchaser shall take all necessary action to inform such persons of the obligation of confidentiality set forth in this Section and shall take all necessary action to obtain their acknowledgment of and agreement to comply with this Section. The obligation to keep such information confidential shall not apply to any information which Purchaser can demonstrate (a) was already in its possession prior to the disclosure thereof by any Seller or Protective, (b) was then generally known to the public, (c) became known to the public through no fault of Purchaser or Parent or any of their respective directors, officers, employees or agents, or
(d) is required by Federal or state law, rule or regulation, or judicial process to be disclosed.

7. Conditions Precedent to the Closing.

      7.1. Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the satisfaction of each of the following conditions except to the extent that any of such conditions may be waived by Purchaser.

            7.1.1. Representations and Warranties True as of Closing. The representations and warranties of Sellers contained in Sections 3 and 4 shall be true and correct in all material respects when made and on and as of the Closing Date as if then made, except to the extent that such representations and warranties are expressly made as of a specified date and, as to such representations and warranties, the same shall be true and correct as of such specified date. At the Closing, Purchaser shall have been furnished with a certificate executed by Sellers with respect to the accuracy of such representations and warranties as of the Closing Date as if then made and to the fulfillment of the conditions stated in this Section 7 to the extent that such conditions are precedent to the obligations of Purchaser.

            7.1.2. Obligations, Covenants, Agreement and Conditions Performed. Sellers shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by Sellers, to that effect.

            7.1.3. Deliveries. At the Closing, Purchaser shall have received:

                        (i) Schedules updating the information on any Schedule
            or Exhibit to this Agreement which has changed between the date of this Agreement and the Closing Date, as of a date no more than 2 days prior to the Closing Date, certified by Sellers as to its accuracy and completeness.

                        (ii) Sellers' Certificates as to the values of Net
            Monthly Recurring Revenue, WIP NMRR and Working Capital, as called for in Section 1.3.2;

                        (iii) Releases in recordable form, together with fees
            necessary for recording, of the security interests in favor of State Street Bank in the assets of Protective;

                        (iv) Certificates, duly endorsed for transfer to
            Purchaser, representing all the Shares, with signatures guaranteed or signatures witnessed by representatives of Purchaser;

                        (v) Agreements Not To Compete in the form of Exhibit I
            attached hereto, duly executed by each of Sellers;

                        (vi) An opinion of Sellers' counsel in form and
            substance satisfactory to Purchaser in the form of Exhibit J attached hereto and as to such other matters as are reasonably requested by Purchaser;

                        (vii) A 5 year lease of Protective's main offices in
            Greenwich, CT which conforms to the terms of the term sheet attached hereto as Exhibit K and containing such other provisions as are customary for a commercial lease in the Greenwich, CT area, together with estoppel certificates from the Landlord, Condominium Association and any mortgagee indicating that there are no defaults then in existence, that the leasing of such offices to Protective will not constitute any such default and a non-disturbance agreement from any mortgagee, all in form reasonably acceptable to Purchaser. If the lease is executed by Protective, Purchaser shall guarantee said lease. The parties shall execute the term sheet contemporaneously with the execution of this Agreement;

                        (viii)Consents of government agencies and third parties
            necessary to consummate this transaction other than consents required to be obtained by

            Purchaser (e.g., FCC approval of radio licenses) and either not obtained by Purchaser or waived by Purchaser;

                        (ix) The minute books and stock records of Protective;
            and

                        (x) Such other documents from Sellers as are reasonably
            necessary or appropriate to complete the transactions herein contemplated.

            7.1.4. Adverse Change. There shall have been no material adverse change to the business, property or affairs of Protective since the date of this Agreement.

      7.2. Conditions Precedent to the Obligations of Seller. The obligations of Sellers under this Agreement are subject to the satisfaction of each of the following conditions except to the extent that any of such conditions may be waived by Sellers.

            7.2.1. Representation and Warranties True as of Closing. The representations and warranties of Purchaser contained in Section 5 shall be true and correct when made and on and as of the Closing Date as if then made, except to the extent that such representations and warranties are expressly made as of a specified date and, as to such representations and warranties, the same shall be true and correct as of such specified date. At the Closing, Sellers shall have been furnished with a certificate executed by Purchaser with respect to the accuracy of such representations and warranties as of the Closing Date as if then made and to the fulfillment of the conditions stated in this Section 7 to the extent that such conditions are precedent to the obligations of Seller.

            7.2.2. Performance of Covenants and Agreements. Purchaser shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sellers shall have received a certificate signed by Purchaser to that effect.

            7.2.3. Deliveries to Sellers. On the Closing Date, Purchaser shall have delivered the following to Sellers:

                        (i) 90% of the portion of the Purchase Price
            attributable to Net Monthly Recurring Revenue and 100% of the portion of the Purchase Price attributable to the Working Capital as provided in Section 1.3.2, by wire transfer pursuant to wire instructions furnished to Purchaser by Sellers;

                        (ii) $1,300,000 on account of portion of the Purchase
            Price determined under Section 1.2.1(b) as provided in Section 1.3.3, by wire transfer pursuant to wire instructions furnished to Purchaser by Sellers;

                        (iii) The payment due under Section 1.3.5;

                        (iv) A promissory note and irrevocable letter of credit
            or payment into escrow, as provided in Section 1.3.2;

                        (v) Agreements Not to Compete in the form of Exhibit I
            attached hereto, duly executed by Purchaser.

                        (vi) An Employment Agreement for Steven Levine in the
            form of Exhibit L, duly executed by Purchaser;

                        (vii) A 5 year lease of Protective's main offices in
            Greenwich, CT which conforms to the terms of the term sheet attached hereto as Exhibit K; and

                       (viii) An opinion of Purchaser's counsel in form and
            substance satisfactory to Sellers in the form of Exhibit M attached hereto and as to such other matters as are reasonably requested by Sellers;

                        (ix) Such other documents as are necessary to complete
            the transactions herein contemplated.

            7.2.4. Pay-off of State Street Bank. Payment of the obligation to State Street Bank described in Section 4.5(a) and release of Sellers' guarantees or other obligations arising out of such indebtedness.

            7.2.5. Adverse Change. There shall have been no material adverse change to the business, property or affairs of Purchaser since the date of this Agreement which in the aggregate have had, or are reasonably likely to have, a materially adverse effect on Purchaser's ability to perform its obligations under this Agreement and the Transaction Documents.

8. Warranties and Representations. The respective representations and warranties of Sellers and Purchaser contained herein shall survive the Closing Date to extent set forth in Section 9.

9. Indemnification.

      9.1. Indemnification by Principal Sellers.

            9.1.1. Claims. Subject to the limitations set forth in Section 9.1.3, Principal Sellers (but not the Trusts), jointly and severally, hereby agree to indemnify Purchaser against and to hold Purchaser and Protective harmless from any and all damages, losses, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees (collectively "Damages") incurred or suffered by Purchaser or Protective, arising out of or related to:

                  (a) any material inaccuracy or breach of any representation or warranty made hereunder (as set forth in Articles 3 and 4) by any of Sellers;

                  (b) any failure of Sellers to duly perform or observe any covenant or agreement hereunder on the part of Sellers to be performed or observed;

                  (c) any federal, state, local or other tax of any nature imposed on Protective with respect to any period of time prior to the Closing Date, arising out of actions or omission by Protective prior to the Closing (but excluding any such taxes that arise as of result of actions, omissions or elections made by Protective or Purchaser after the Closing, unless such actions or elections are required to be made by Protective or Purchaser pursuant to any tax law, ruling or regulation) including, but not limited to, any sales, excise or use tax due on services provided or equipment purchased, sold or leased by Protective, or any tax on income received by Protective, prior to the Closing Date, any penalty assessed against Protective, and/or any interest assessed on deficiencies but excluding any tax liabilities in the amounts set forth on the Closing Financials;

                  (d) any penalty imposed by any governmental authority on Protective on or after the Closing Date and before the Date nine months after the Closing Date, arising out of Protective's not having been qualified to do business as a foreign corporation or failure to have been properly licensed under applicable alarm company licensing laws in effect on or prior to the Closing Date which are imposed after Protective's application during such period of time, for any such qualification or license (the cost of such applications themselves shall not be damages for which Purchaser shall be entitled to seek indemnity);

                  (e) any claim against Protective by, or liability of Protective to, a third party, (including without limitation, employees, brokers, customers and suppliers of Protective) of any nature arising out of an event or occurrence wherein the loss or damage asserted by the third party occurred prior to the Closing Date, other than claims or liabilities: (i) in the amounts set forth in the Working Capital, or (ii) as to which Purchaser expressly agrees in writing that it will not be entitled to indemnification. The disclosure of any liability or circumstance which may give rise to a liability in this Agreement, any Schedule or Exhibit hereto or any written material furnished to Purchaser by Sellers for due diligence purposes shall not be deemed to be such an express agreement by Purchaser.

Any claim for indemnification by Purchaser or Protective pursuant to this
Section 9.1.1 shall hereinafter be referred to as a "Purchaser's Claim."

            9.1.2. Notice; Offset. Purchaser agrees to give prompt notice to Sellers of the assertion of any claim or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought hereunder. Either of Principal Sellers may, in his or her sole discretion, assume the defense of any such claim, suit, action or proceeding at his or her own expense and may dispose of any such claim, suit, action or proceeding in his or her sole discretion without any liability or expense to Purchaser. In any event, Purchaser shall have the right to participate in or with respect to any such claim, suit, action or proceeding with counsel of its own choice and at its own expense. If any indemnifiable claim exists at the time payment of the Deferred Payment is due, Purchaser shall have the right to withhold payment of a reasonable amount of the principal until such claim is satisfied. Purchaser's rights under the indemnity provided for in this Agreement shall not be limited to the rights stated in the preceding two sentences.

            9.1.3. Purchaser's Claim Basket and Liability Cap.

            Other than with respect to Purchaser's Claims (a) asserting a Seller's fraud, (b) challenging any Seller's title to the Stock, (c) asserting a claim which should have been included in the Working Capital or (d) brought under subsection 9.1.1(c) or 9.1.1(d), Principal Sellers' obligations with respect to indemnity pursuant to this Section 9.1 shall be limited to the extent that the aggregate of such obligation must first exceed $75,000.00 after giving credit for any insurance proceeds received by Protective or Purchaser as a result of coverage by insurance of Purchaser or Protective ("Purchaser's Claim Basket"). Except as provided hereinafter, in no event shall the total liability of all Sellers for all Purchaser's Claims exceed $9,000,000.00 (the "Liability Cap"). Notwithstanding the limitation of liability set forth above, any Purchaser's Claim asserting a Seller's fraud, asserting a claim as to the title of the Stock or asserting a claim which should have been included in the Working Capital shall not be included in the Liability Cap described in this Section.

            9.1.4. Other Limitations

            After the Closing, Purchaser will not be entitled to indemnification with respect to any matter which arises after the date of this Agreement (i) if Purchaser expressly agrees in writing that it will not be entitled to indemnification therefor, (ii) for those matters set forth on Exhibit P, or
(iii) if Purchaser was fully compensated for such matter pursuant to an adjustment in the Purchase Price pursuant to Section 1.4.

            9.1.5. Sole and Exclusive Remedy

            After the Closing, the indemnification provided in this Section 9.1 shall be the sole and exclusive remedy of Purchaser with respect to the matters described in this Section 9.1 without regard to whether such matter involves claims framed in contract, tort, equity or otherwise.

            9.1.6. Survivability of a Purchaser's Claim

            In order for Purchaser to be entitled to indemnification for a Purchaser's Claim as provided for in Sections 9.1.1 a notice of a Purchaser's Claim(s) must be submitted to the Sellers' Representatives within 9 months after the Closing Date; except that a Purchaser's Claim asserting a claim under
Section 9.1.1(c) or 9.1.1(e), a Seller's fraud, related to a Seller's title to the Stock must be submitted to Sellers prior to the expiration of the applicable statute of limitations.

      9.2. Indemnification by Purchaser.

            9.2.1. Claims. Purchaser hereby agrees to indemnify Sellers against and to hold them harmless from any and all damages in connection with any claim, action, suit or proceeding incurred or suffered by Sellers arising out of or related to (a) any misrepresentation made, or breach of any warranty, covenant or agreement made or to be performed, by Purchaser in or pursuant to this Agreement or (b) or the operation of the business of Protective from and after the Closing Date.

            9.2.2. Notice. Sellers agree to give prompt notice to Purchaser of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Purchaser may, in its sole discretion, assume the defense of any such claim, suit, action or proceeding at its own expense and may dispose of any such claim, suit, action or proceeding, at its sole discretion without any liability or expense to Sellers. In any event, Sellers shall have the right to participate in or with respect to any such claim, suit, action or proceeding with counsel of their own choosing and at their own expense.

            9.2.3. Sole and Exclusive Remedy. After the Closing, the indemnification provided in this shall be the sole and exclusive remedy of Sellers with respect to the matters described in this Section 9.2 without regard to whether such matter involves claims framed in contract, tort, equity or otherwise.

10. Payment of Expenses; Taxes.

      10.1. Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses incurred by it in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereunder.

      10.2. Taxes. Purchaser shall not be responsible for or be required to pay any sales, income or other taxes imposed upon or made with respect to the operation of Seller's business prior to the Closing Date.

11. Breach; Termination of Agreement.

      11.1. Breach by Sellers.

            11.1.1. Sellers acknowledge that the business of Protective is unique and that, in the event of Sellers' breach of this Agreement, Purchaser's damages would be difficult or impossible to determine. Therefore, Sellers agree that, in addition to any other remedies available to Purchaser, Purchaser shall be entitled to injunctive relief and to specific performance of this Agreement by Sellers.

            11.1.2. In addition to any other remedies available to Purchaser as a result of Sellers' breach of this Agreement (without legal excuse) resulting in the transactions contemplated herein not being consummated, Purchaser shall be entitled to have the Deposit returned to it promptly upon demand therefor. Except in the event of a breach by Sellers without legal excuse, the Deposit shall be non-refundable.

      11.2. Breach by Purchaser. The parties agree that damages for Purchaser's failure to consummate the transactions contemplated in this Agreement would be difficult or impossible to ascertain either in advance or at the time of the breach, and wish to establish agreement on liquidated damages in such event. In the event of the Purchaser's breach of this Agreement resulting in the transactions contemplated herein not being consummated, Sellers shall be entitled to $250,000 as liquidated damages and not as a penalty and nothing more. The foregoing shall not apply to a post closing breach by Purchaser. Sellers shall retain the Deposit in payment of such liquidated damages. Thereafter Purchaser shall have no further liability or obligation to Sellers hereunder. Purchaser acknowledges and agrees that said amount of liquidated damages is reasonable and does not constitute a penalty or forfeiture.

      11.3 Termination. The foregoing notwithstanding, if Protective's Net Monthly Recurring Revenue as used in Sections 1.2.1(a), 1.2.1(c) and 1.2.1(d) on the Closing Date is less than $360,000, Sellers may elect not to consummate the sale of stock contemplated in this Agreement, provided it gives notice to that effect to Purchaser on or prior to the Closing Date together with the return of the Deposit. Such action by Sellers shall not be considered a breach of this Agreement unless, within 5 days of receipt of such notice, Purchaser shall give Sellers notice that it will consummate the transaction contemplated in this Agreement by paying the sum of the amounts called for in Sections 1.2.1(c) and 1.2.1(d) based on the levels of Net Monthly Recurring Revenue applicable and the amount called for in Section 1.2.1(a) as though the Existing Revenue was an amount equal to $360,000 less the amounts of Net Monthly Recurring Revenue used to determine the portions of the Purchase Price under Sections 1.2.1 (c) and 1.2.1(d). If Purchaser gives such a notice to Sellers therein, which shall be no more than 5 days after the date such notice is given.

12. Protective's Release

      12.1. Effective as of the Closing, Protective agrees not to sue and fully releases and discharges Sellers and each of them, in their respective capacities as such, and including, without limitation, each of their respective trustees, representatives, agents, assigns and successors, past and present, in their respective capacities as such (collectively "Seller Releasees"), with respect to and from any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which Protective now owns or holds or has at any time owned or held against the Seller Releasees.

      12.2. It is the intention of Protective that the release contained in
Section 12.1 be effective as a bar to each and every claim, demand and cause of action herein above specified. In furtherance of this intention Protective expressly agrees that this release shall be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action herein above specified.

13. Post Closing Employment Matters. Protective shall not, during the first 90 days after the Closing Date, reduce the compensation (cash or non-cash benefits) payable to any employee from the compensation in effect immediately prior to the Closing Date, except that it may change medical coverage plans so long as such change does not result in a lapse of coverage for any affected employee. The foregoing shall not prevent Protective from terminating any employee at any time.

14. Miscellaneous.

      14.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when sent by overnight courier or by registered or certified mail, deposited in the United States mail, postage prepaid, return receipt requested, to the appropriate party at its or his address below or at such other address for such party (as shall be specified by written notice):

                  If to Sellers, at:

                        Mr. Steven Levine
                        %Protective Alarms, Inc.
                        1 River Road
                        Cos Cob, Ct 06807

                        With a copy to:

                        Alan L. Pepper, Esq.
                        Mitchell, Silberberg & Knupp, LLP
                        11377 West Olympic Boulevard
                        Los Angeles, CA 90064-1683

                  If to Purchaser, at:

                   Mr. Russell R. MacDonnell
                   Security Systems Holdings, Inc.
                   125 Frontage Road
                   Orange, Connecticut  06477

                   With a copy to:                     if by courier:

                   Tracy B. Ambler, Esq.               Tracy B. Ambler, Esq.
                   P.O. Box 435                        9 Church Hill Road
                   Redding Ridge, CT 06876-0435        West Redding, CT 06896

      14.2. Headings. The headings in this Agreement are intended solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

      14.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to the application of conflicts of law principles.

       14.4. Assignment. This Agreement shall not be assignable by any party hereto except with the written consent of the other party. Any other attempted assignment shall be void. The foregoing notwithstanding, Purchaser may assign its rights and delegate its obligations hereunder, and under any agreement or document entered into or received hereunder, to any affiliated entity and/or as collateral to any lender providing funds to be used in acquiring or operating the business of Protective by Purchaser. No such delegation of obligations shall relieve Purchaser of such obligation, however, without the express written consent of Sellers.

      14.5. Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby.

      14.6. Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto, represent the entire agreement of the parties hereto with respect to the subject matter hereof superseding all prior agreement, understanding, discussions, negotiations and commitments of any kind.

      14.7. Attorneys' Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement the prevailing party shall be entitled to recover reasonable attorneys' fees to be fixed by the court.

      14.8. Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Levine. All such notices or other publicity shall, prior to publication, be approved in writing by Purchaser and Levine, which approvals shall not be unreasonably withheld. Notices and other publicity concerning the transactions contemplated by this Agreement shall not include the dissemination of proxy statements, registration statements, prospectuses and similar documents which are required to include information concerning such transactions under state and federal securities laws.

      14.9. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same Agreement.

      14.10. Amendment of Agreement; Waivers. This Agreement may be amended in writing by all of the parties hereto. Any party hereto may waive, in writing, compliance by the other party with any of the covenants and conditions contained in this Agreement (except such as may be imposed by law).

      14.11. Further Assurances. After the Closing Date, without further consideration, the parties hereto shall each execute and deliver such further instruments and documents and take such further actions as the other party shall reasonably request to consummate, or in furtherance of, the transactions contemplated by this Agreement and to perfect Purchaser's title to the Shares.

      IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.


SELLERS:                                   PURCHASER:

                                           Security Systems Holdings, Inc.
 /s/ Steven Levine
------------------------------------
       Steven Levine
                                           By /s/ Russell R. MacDonnell
                                             ----------------------------
                                                 Russell R. MacDonnell
/s/ Fritzie Levine                               Chairman
------------------------------------
       Fritzie Levine


The Lori Levine Esposito Trust



By /s/ Walter Levine
  ----------------------------------
       Walter Levine, trustee

The Leslie Levine Oxfeld Trust



By /s/ Walter Levine
  ----------------------------------
       Walter Levine, trustee

                          List of Exhibits and Schedule

Exhibits:
---------

A      National Accounts
B      Form of Promissory Note
C      Financials
D      Copies of Material Licenses
E      Customer List
F      Customer List Escrow Agreement
G      Sample Customer Contracts
H      Compensation Plans/Employees/Compensation Rates
I      Non-Compete Agreement
J      Opinion of Seller's Counsel
K      Term sheet for Lease of Greenwich Offices
L      Employment Agreement for Steven Levine
M.     Opinion of Purchaser's Counsel
N.     Third Party Fire Monitoring Accounts
O.     Dealers Providing Monitoring to Protective
P.     Claims Not Subject to Indemnification

Schedule:

1.2.3 List of equipment leases and installment sale contracts not included in Working Capital

4.    Exceptions to or expansions upon representations in Sections 3 and 4